MIDDLESEX WATER COMPANY ANNOUNCES

FIRST QUARTER 2016 FINANCIAL RESULTS

FIRST QUARTER HIGHLIGHTS

▪	Consolidated Operating Revenues Rise 6.3%
▪	Net Income Rises 31.7%
▪	Earnings Per Share Up 31.0%

ISELIN, N.J.,(May 4, 2016) -- Middlesex Water Company (the "Company" or “Middlesex”), (Nasdaq:MSEX), a provider of water and wastewater and related services primarily in New Jersey and Delaware, today announced operating revenues for the quarter ended March 31, 2016.

First Quarter 2016 Operating Results

Consolidated operating revenues for the first quarter ended March 31, 2016 increased $1.8 million to $30.6 million, up from $28.8 million, for the same period in 2015. Net income climbed to $4.8 million, an increase from $3.6 million in 2015.   Basic and diluted earnings per share were $0.29 for the three months ended March 31, 2016, up from $0.22 for the same period in 2015.

Revenues in the Company’s Middlesex System in New Jersey increased $1.8 million from the same period in 2015, primarily due to the August 2015 rate increase approved by the New Jersey Board of Public Utilities and increased contract sales driven by higher water demand. Revenues in our Delaware System, Tidewater Utilities, Inc. increased $0.1 million primarily due to customer growth. Revenues from contract operations decreased $0.3 million, primarily due to lower supplemental service revenues earned under our contract to operate the Borough of Avalon, New Jersey’s water utility, sewer utility and storm water system.

Operation and maintenance expenses for the first quarter decreased $0.3 million from the same period in 2015. Employee benefit expenses decreased $0.2 million primarily due to lower retirement plan costs resulting from a higher discount rate than in the prior year. Less cold weather main break activity, as compared to 2015, resulted in $0.1 million of lower costs in our Middlesex System. Contract operations expenses decreased $0.2 million due to lower expenditures for billable supplemental expenditures under our contract to serve the Borough of Avalon, New Jersey.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “Middlesex Water continues to be strategic, proactive and diligent in our approach to upgrade and replace utility infrastructure to ensure high quality and reliable water service. Our first quarter results were positively impacted by the favorable outcome of our New Jersey rate case which offered timely recovery of costs for repairs and maintenance of our drinking water infrastructure. In addition, consistent customer growth in our Delaware systems continues to positively impact operating revenues. As we remain focused on enhancing resiliency throughout our systems, we continue to be mindful of the need to maintain the delicate balance of ensuring affordable rates for customers and adequate returns on invested capital for our shareholders,” said Doll.

Board Declares Quarterly Dividend

As previously reported, the Company’s Board of Directors declared a regular quarterly dividend of $0.19875 per common share, payable June 1, 2016 to holders of record as of May 13, 2016. Middlesex Water has paid cash dividends in varying amounts continually since 1912 and has increased its dividend for 43 consecutive years. Information about Middlesex Water’s Direct Share Purchase and Sale and Dividend Reinvestment Plan can be found at http://investors.middlesexwater.com

Annual Meeting of Shareholders

The Company will host its Annual Meeting of Shareholders on Tuesday, May 24, 2016, beginning at 11:00 a.m. at its corporate headquarters at 1500 Ronson Road in Iselin, NJ.

About Middlesex Water Company

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company's Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company,

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com

 MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,
	2016	2015

Operating Revenues	$30,579	$28,780

Operating Expenses:
Operations and Maintenance	15,828	16,087
Depreciation	3,137	2,947
Other Taxes	3,312	3,061

Total Operating Expenses	22,277	22,095

Operating Income	8,302	6,685

Other Income (Expense):
Allowance for Funds Used During Construction	61	82
Other Income	48	39
Other Expense	(18)	(66)

Total Other Income, net	91	55

Interest Charges	978	1,058

Income before Income Taxes	7,415	5,682

Income Taxes	2,625	2,046

Net Income	4,790	3,636

Preferred Stock Dividend Requirements	36	36

Earnings Applicable to Common Stock	$4,754	$3,600

Earnings per share of Common Stock:
Basic	$0.29	$0.22
Diluted	$0.29	$0.22

Average Number of Common Shares Outstanding:
Basic	16,233	16,132
Diluted	16,389	16,288

Cash Dividends Paid per Common Share	$0.1988	$0.1925